RESCHEDULE AGREEMENT


This Reschedule Agreement is made effective and entered into for all purposes and in all respects as of this 21st day of October, 1996, by and between PaperClip Imaging Software, Inc., with a principal place of business at Three University Plaza, Hackensack Avenue, Hackensack, New Jersey 07601, USA ("PCLIP") and NCC Export Systems 1995 LTD., an Israeli corporation with a principal place of business at 20 Shenkar Street, Beit Hatikva 49130, Israel ("NCC").

WHEREAS, PCLIP and NCC have entered into that certain Master Agreement, dated November 1, 1995, that certain Agreement for the Supply of the WebClip Product, dated November 1, 1995, that certain Agreement for the supply of WebClip Product, dated February 1, 1996 and that certain MOU for continuation of the WebClip Development Project (the "MOU"), dated April 22, 1996 (collectively, the "Effective Agreements");

WHEREAS, the terms and conditions set forth in the Effective
Agreements govern the relationship of the parties and are hereby incorporated by reference herein, except as specifically provided herein; and

WHEREAS, NCC is willing to reschedule the payments due according to the terms and conditions set forth in this Reschedule Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants, undertaking and promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

1.	PAYMENT SCHEDULE

Simultaneously with its execution of this Reschedule
Agreement, PCLIP shall pay and actually deliver to NCC One
Hundred Fifty Thousand U.S. Dollars ($150,000) by certified check or federal wire-transfer of funds. This payment to NCC is an absolute and primary condition precedent to this Reschedule Agreement and no other term or condition of this Reschedule Agreement shall be effective in any manner whatsoever without the fulfillment of this condition.

The balance of One Hundred Fifty-Three Thousand U.S. Dollars ($153,000), plus charges for any additional work done, and/or maintenance services rendered, by NCC in accordance with Section 4 herein, shall be paid at the earlier of:

(a)	Three equal installments on (or, if not a business day,
on the first business day thereafter) each of January 1, 1997, February 1, 1997 and March 1, 1997, or


(b)	Within three (3) business days of the completion of any
fund raising resulting in at least Two Hundred Fifty
Thousand U.S. Dollars ($250,000) of net proceeds to PCLIP, either by private placement or by public offering, as follows:

(i)	As to such proceeds in excess of $250,000 but less than
$600,000, 15% thereof shall be paid to NCC for and with respect to PCLIP's indebtedness to NCC, in inverse order of maturity of installments due under this Reschedule
Agreement, and 15% thereof shall be paid to NCC for Product version upgrades (if requested by PCLIP), on a time and materials basis; and

(ii)	As to such proceeds in excess of $600,000, the same
shall be applied to fully pay any amounts due and payable to NCC.

2.	TRANSFER OF RIGHTS.

(a)	For purposes of this Reschedule Agreement, the term
"Product" shall mean and include (without limitation as to the generality of the foregoing) any and all software and/or derived software products created or developed under the Effective Agreements, including any and all object and/or source code created or developed under the Effective Agreements and/or related Technical Information (as such term is defined in the Master Agreement) under the Effective Agreements. In the event that PCLIP shall breach any of its covenants, representation or agreements under this Reschedule Agreement, all rights, title and interest in and to the Product, as expansively defined hereinabove, shall automatically be transferred to, and ipso facto, become owned by, and shall be deemed to be, and shall be, the sole, absolute, unconditional and irrevocable property of NCC without any further action on the part of NCC or PCLIP, notwithstanding any provision in the Effective Agreements to the contrary.

(b)	In the event that the rights in the Product shall be
transferred to NCC according to this Reschedule Agreement, the parties agree that if NCC shall sell the rights to the Product to any third party, NCC will deduct any indebtedness of PCLIP to NCC under this Reschedule Agreement and any and all other expenses and taxes (other than income taxes) that NCC incurred as a result of such sale. The remainder of the proceeds from such sale, after the above deduction, shall be distributed equally between NCC and PCLIP.

(c)	PCLIP shall receive the rights to the Product according
to the Master Agreement Section 3 upon presentation of full payment as per Section 1 above.

3.	ADDITIONAL COLLATERAL.

(a)	To further secure the payment of the indebtedness of
PCLIP to NCC according to this Reschedule Agreement, PCLIP hereby pledges, assigns, grants and conveys to NCC a security interest and a lien on (i) the accounts receivable of PCLIP, and all of PCLIP's computer equipment and inventory (collectively, the "April Collateral") and (ii) all third-party licenses to any PCLIP software (to the extent permitted by such licenses), and the source codes in respect to any software and/or derived software developed and/or owned by PCLIP, providing an unabridged, human readable version of any such software and/or derived software, whether on paper or store on magnetic media, together with such documentation that is sufficient in scope, content and level of detail to enable a person with appropriate training and programming experience with software of comparable complexity to modify and maintain same solely by reference to such version thereof and such documentation (the "July Collateral") (the April Collateral and July Collateral, collectively, the "Additional Collateral").

(b)	In the event that PCLIP shall breach any of its
covenants, representations or agreements under this Reschedule Agreement, on April 1, 1996, as to the April
Collateral, and on July 1, 1996, as to the July Collateral,
NCC shall have and enjoy the rights of a secured creditor under the New Jersey Uniform Commercial Code.

(c)	A Security Agreement shall be attached to this
Reschedule Agreement and incorporated herein. The security interest created herein shall be perfected according to the New Jersey Uniform Commercial Code and other laws of the State of New Jersey. In this connection, NCC shall exercise good faith efforts to sell the Product and/or Additional Collateral transferred to NCC under such Security Agreement and shall apply the proceeds from the sale of the Product in accord with the provisions of Section 2(b) above and the Proceeds from the sale of the Additional Collateral to the obligations provided in Section 1 above, with the return of net excess proceeds to PCLIP.

4.	WORK TO BE PERFORMED BY NCC.

After the payment of the first One Hundred Fifty Thousand U.S. Dollars ($150,000) upon the execution of this Reschedule Agreement, NCC will continue the development work according to the MOU ($55/hour), such work not to exceed the amount of Forty Thousand U.S. Dollars ($40,000). Upon completion of such work, NCC shall deliver a copy of the source code thereto to PCLIP, which source code shall be deemed to be, and shall be, an addition to the Product.

5.	CONSTRUCTION.

Notwithstanding any provision in the Effective Agreements to the contrary, except for the work to be performed pursuant to as provided in Section 4 above and any additional upgrades in accordance with Section 1(b)(i) above, PCLIP hereby waives and releases any claim and/or defense against NCC arising under the Effective Agreements and/or this Reschedule Agreement. Except as stated herein, this Reschedule Agreement shall not be deemed or construed to be a recession or modification of the Effective Agreements. In the event that there shall be any conflict between any provision of the Effective Agreements and any provision of this Reschedule Agreement, such provision of this Reschedule Agreement shall govern and control.

6.	FURTHER COVENANTS AND AGREEMENTS

PCLIP further covenants and agrees that:

(a)	PCLIP shall take any steps deemed reasonably necessary
or advisable to preserve the rights of NCC against prior or subsequent parties in and to the Product, Technical
Information and/or Additional Collateral and hereby waives any obligation of NCC to do so;

(b)	NCC may exercise its rights with respect to the
Product, Technical Information and/or Additional Collateral without any necessity on its part or on the part of the holder of any obligation secured hereby first to realize upon or enforce any of the security now or hereafter held for any such obligation, and PCLIP hereby waives (i) any right to require NCC to proceed against any person or to pursue any other remedy, and (ii) all suretyship defenses or other defenses in the nature thereof.

(c)	At the request of NCC, PCLIP shall immediately join
with NCC in executing a Financing Statement pursuant to the New Jersey Uniform Commercial Code in a form satisfactory to NCC.

(d)	PCLIP shall exercise good faith efforts to maintain,
preserve and protect the Product, Technical Information and/or Additional Collateral.

(e)	PCLIP shall not create, incur or permit to exist any
lien, charge, mortgage, security interest or other encumbrance on the Product, Technical Information and/or
Additional Collateral, other than pursuant to this Reschedule Agreement.

(f)	PCLIP shall be responsible for and shall pay (i) all
costs of NCC, including attorneys' fees and expenses not to exceed Ten Thousand U.S. Dollars ($10,000), provided, however, that, with respect to any such attorneys' fees and expenses, NCC shall present PCLIP with such invoices, in such detail and with such receipts, as are reasonably necessary to substantiate same, incurred in connection with the Reschedule Agreement and/or (ii) all costs relative to the enforcement of any of NCC's rights and remedies under the Effective Agreements and/or this Reschedule Agreement.

7.	REPRESENTATIONS AND WARRANTIES.

As a material inducement to NCC to enter into this Reschedule Agreement, PCLIP and William Weiss hereby represent and warrant to NCC that PCLIP has good and valid title to the Product currently in existence, Technical Information and Additional Collateral, free and clear of any lien, charge or encumbrance, other than pursuant to this Reschedule Agreement.

8.	ESCROW.

As a material inducement to NCC to enter into this Agreement, it is understood and agreed that upon its execution hereof, PCLIP shall place a copy of the source codes to the software and/or derived software, as contemplated hereinabove, in escrow with Yoram Yossifoff, as escrow agent, in furtherance of this Agreement and as partial collateral securing PCLIP's obligations and covenants herein.

9.	MISCELLANEOUS.

(a)	This Reschedule Agreement may be executed in any number
of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b)	This Reschedule Agreement sets forth the entire
understanding of the parties as to its subject matter. No waiver by NCC of any default hereunder shall be effective unless in writing and signed by NCC, nor shall any effective waiver operate as a waiver of any other default or of the same default on a prior or subsequent occasion. This Reschedule Agreement may not be changed or modified orally, but only by an agreement in writing and signed by the party (or all of the parties) against whom enforcement of such change or modification is sought.

(c)	All notices permitted or required by this Reschedule
Agreement shall be deemed duly given if sent by certified mail, return receipt requested, to the parties at the respective addresses set forth above.

(d)	Except as otherwise provided herein relating to the
Uniform Commercial Code, this Reschedule Agreement and performance hereunder shall be governed by the laws of the State of New York.

(e)	PCLIP may not assign its rights, duties or obligations
under this Reschedule Agreement, in whole or in part, to any other person or entity without the prior written consent of NCC.

(f)	The headings of the Sections herein are inserted for
convenience in reference only and are not intended by the parties to be a part of or affect the meaning or interpretation of this Agreement.

(g)	If any provision of this Reschedule Agreement is held
invalid or otherwise unenforceable, the enforceability of the remaining provisions shall not be impaired thereby.
IN WITNESS WHEREOF the parties have executed this Reschedule Agreement on the date first set forth above.


NCC EXPORT SYSTEMS 1995 LTD		PAPERCLIP IMAGING
SOFTWARE INC.


By:/s/ Meir Alter                	By:/s/ William Weiss
Meir Alter, Managing Director 				Title:  Corporate Executive Officer



The undersigned hereby executes this Reschedule Agreement to confirm his representations and warranties set forth in
Section 7 hereof.


/s/ William Weiss
WILLIAM WEISS